AMENDED PLAN OF MERGER

OF

CONTINENTAL MERGER INC.,
a Nevada corporation
(disappearing corporation)

WITH AND INTO

GREAT CHINA MINING, INC.,
a Nevada corporation
(surviving corporation)

THIS PLAN OF MERGER, as amended, (“Plan of Merger”) is entered into as of May 29, 2006 and amended as of September 12, 2006, between Continental Merger Inc., a Nevada corporation (“Mergeco”) and Great China Mining, Inc., a Nevada corporation (“Great China”).

RECITALS

(A)   Mergeco is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of Mergeco consists of 10,000 shares of common stock, no par value per share, of which one share is issued and outstanding as of the date hereof. The sole issued and outstanding share of Mergeco is held by Continental Minerals Corporation, a British Columbia corporation (“Continental”).

(B)   Great China is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of Great China consists of 500,000,000 shares of common stock, with a par value of $0.001 per share, of which 316,335,575 shares are issued and outstanding as of September 12, 2006.

(C)   Great China and Continental have entered into a Merger Agreement, dated May 29, 2006, as amended September 12, 2006 (the “Merger Agreement”). Continental and Great China have deemed it advisable and in the best interests of Continental and Great China, respectively, and their respective shareholders, that Mergeco be merged with and into Great China as authorized by the laws of the State of Nevada and pursuant to the terms and conditions of the Merger Agreement, with Great China surviving as a wholly-owned subsidiary of Continental.

(D)   The Merger Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The following Plan of Merger is made pursuant to the provisions of Chapter 92A - Mergers, Conversions, Exchanges and Domestications of Title 7 - Business Associations; Securities; Commodities of the Nevada Revised Statutes (2005):

1.   The Parties. This Plan of Merger is filed in connection with the Merger Agreement. The parties to the Merger are Mergeco and Great China.

2.   The Merger. At the Effective Time (as defined in Section 3 of this Plan of Merger) and subject to and upon the terms and conditions of this Plan of Merger and the Merger Agreement and the applicable provisions of Chapter 92A of the Nevada Revised Statutes (2005), as amended (the “Nevada Statutes”), Mergeco shall be merged with and into Great China (the “Merger”), the separate corporate existence of Mergeco shall cease and Great China shall continue as the surviving corporation and as a wholly-owned subsidiary of Continental. Great China as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

3.   Effective Time: Closing. Subject to the provisions of this Plan of Merger and the Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing the articles of merger or other appropriate filing documents with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes (collectively, the “Articles of Merger”). The time specified as the effective time in the Articles of Merger is referred to herein as the “Effective Time.” The closing of the Merger (the “Closing”) shall take place at the offices of Lang Michener LLP, 1500 - 1055 West Georgia Street Vancouver, B.C., Canada V6E 4N7, at a time and date to be specified by the parties (the “Closing Date”).

4.   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and this Plan of Merger and the applicable provisions of the Nevada Statutes. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Mergeco and Great China shall vest in the Surviving Corporation and all debts, liabilities and duties of Mergeco and Great China shall become the debts, liabilities and duties of the Surviving Corporation.

5.   Articles of Incorporation: Bylaws.

(a)   At the Effective Time, the Articles of Incorporation of Great China, as may be amended or restated or both and filed as part of the Articles of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

(b)   The Bylaws of Mergeco, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

6.   Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Mergeco immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Mergeco immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

7.   Exchange and Cancellation of Shares and Options. Subject to the provisions of the Merger Agreement, upon acceptance of the Articles of Merger by the State of Nevada,

(a)   at the Effective Time, each share of common stock, par value of $0.001 per share, of Great China (the “Great China Shares”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 8 of this Plan of Merger), will be transferred and disposed of by the Great China shareholder who is the holder thereof to Continental in consideration for the issue by Continental to such Great China shareholder of that number of common shares, no par value per share, of Continental (the “Continental Shares”) that is the product of the Exchange Ratio, as defined below, and subject to Sections 7(d) and (e) of this Plan of Merger, and the number of Great China Shares held by such Great China shareholder.

In this Plan of Merger, “Exchange Ratio” means the number of Continental Shares that are to be issued on completion of the Merger for each Great China Share, which is that number that is 36,011,384, subject to reduction by that per cent of Dissenting Shares to total outstanding Great China Shares, divided by the number of issued and outstanding Great China Shares less any Dissenting Shares, as at the Closing Date. As of the date of this Plan of Merger, the Exchange Ratio is 0.1138392, based upon 316,335,575 Great China Shares outstanding,

(b)   each Great China Share transferred and disposed of in accordance with Section 7(a) will be not be cancelled, and each such Great China Share so held by Continental will become one validly issued, fully paid share of common stock of the Surviving Corporation, of which Continental will be the registered holder,

(c)   each and every share of common stock of Mergeco issued and outstanding immediately prior to the Effective Time, being one share of Mergeco, shall be converted into and become one newly and validly issued, fully paid share of common stock of the Surviving Corporation,

(d)   in addition to any adjustments to the Exchange Ratio as provided under the Merger Agreement, the Exchange Ratio shall also be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Continental Shares or Great China Shares), reorganization, recapitalization, reclassification or other like change with respect to Continental Shares or Great China Shares occurring on or after the date hereof and prior to the Effective Time,

(e)   no fraction of a Continental Share will be issued by virtue of the Merger, but, after aggregating all fractional Continental Shares that otherwise would be received by a holder of Great China Shares, each resulting fractional share will be rounded up or down to the nearest whole Continental Share, with an entitlement to .50 or less of a Continental Share being rounded down and an entitlement to .51 or greater of a Continental Share being rounded up; and

(f)   all of the options to acquire Great China Shares (“Great China Options”) then outstanding will be disposed of by the holder thereof in consideration for the issue by Continental of options of Continental to purchase an aggregate of up to 250,466 Continental Shares as provided in the Merger Agreement, subject to reduction for any Great China Options exercised or that expire prior to Closing.

8.   Dissenting Shares. Notwithstanding any provision of this Plan of Merger or the Merger Agreement to the contrary, each outstanding Great China Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Great China Shares in accordance with NRS 92A.300 et seq. of the Nevada Statutes (“Dissenting Shares”) and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, shall not be transferred and disposed of in exchange for the issuance of Continental Shares in accordance with Section 7 of this Plan of Merger, but the holder thereof shall be entitled only to such rights as are granted by the Nevada Statutes. Great China shall give Continental (i) prompt written notice of any notice of intent to demand fair value for any Great China Shares, withdrawals of such notices and any other instruments served pursuant to the Nevada Statutes and received by Great China, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Great China Shares under the Nevada Statutes. Great China shall not, except with the prior written consent of Continental, voluntarily make any payment with respect to any demands for fair value for Great China Shares or offer to settle or settle any such demands.

9.   Surrender of Certificates; Payment of Stock Consideration.

(a)   Transfer Agent. Computershare Trust Company of Canada shall act as exchange agent (the “Continental Transfer Agent”) in the Merger.

(b)   Continental to Provide Common Shares. Promptly after the Effective Time, Continental shall make available to the Continental Transfer Agent, for exchange in accordance with this Plan of Merger and the Merger Agreement, (i) the Continental Shares issuable in accordance with Section 7 of this Plan of Merger in exchange and payment for outstanding Great China and (ii) any dividends or distributions to which such holders of shares of Great China Shares may be entitled in accordance with Section 9 of this Plan of Merger.

(c)   Exchange Procedures.

(i)   Direct beneficial holders of record. As soon as practicable after the Effective Time (and in any event within five business days after Continental’s receipt of all necessary shareholder lists and other supporting information), Continental shall cause the Continental Transfer Agent to mail to each direct beneficial holder of record as identified by Continental (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Great China Shares that were transferred and disposed of to Continental in exchange for the issuance of Continental Shares in accordance with Section 7 of this Plan of Merger and any dividends or other distributions payable in accordance with Section 9 of this Plan of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and shall contain such other provisions as Continental may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Continental Shares and any dividends or other distributions payable in accordance with Section 9 of this Plan of Merger. Upon surrender of Certificates for cancellation to the Continental Transfer Agent or to such other agent or agents as may be appointed by Continental, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole Continental Shares in exchange for which their Great China Shares were transferred and disposed of at the Effective Time and any dividends or distributions payable in accordance with Section 9 of this Plan of Merger, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, subject to Section 9(j), outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, in accordance with Section 9 of this Plan of Merger as to the payment of dividends and other distributions, to evidence only the ownership of the number of whole Continental Shares for which such shares of Great China Shares shall have been so exchanged in accordance with Section 7 of this Plan of Merger,

(ii)   Shares held by Brokerages, Clearing Houses and Other Intermediaries. In respect of Great China Shares that Continental has identified as being held in the name of brokerages, clearing houses and other intermediaries (collectively, the “Intermediaries”), Continental shall cause the Continental Transfer Agent to send to such Intermediaries certificates, or shall make electronic share entries in the book-based clearing system, representing the Continental Shares registered in the names of such Intermediaries in the same form as the Certificates and to provide instructions (which shall contain such provisions as Continental may reasonably specify) to such Intermediaries to deliver up to the Continental Transfer Agent for cancellation in due course such Certificates as are required to balance the number of Continental Shares issued or credited, provided that the Continental Transfer Agent shall be authorised and entitled to employ and comply with standard procedures for Intermediaries who hold shares under a book-based system.

(d)   Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of the Merger Agreement and this Plan of Merger with respect to Continental Shares with a record date after the Effective Time will be paid to the holders of any un-surrendered Certificate(s) with respect to the Continental Shares represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Transfer Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole Continental Shares issued in exchange therefor in accordance with Section 7 of this Plan of Merger and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole Continental Shares.

(e)   Transfers of Ownership. If any certificate representing Continental Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Continental or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Continental Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Continental or any agent designated by it that such tax has been paid or is not payable.

(f)   Required Withholding. Each of the Transfer Agent, Continental and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Plan of Merger and the Merger Agreement to any holder or former holder of Great China Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local, Canadian or other foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Merger Agreement and this Plan of Merger as having been paid to the person to whom such amounts would otherwise have been paid.

(g)   No Liability. Notwithstanding anything to the contrary in this Section 9, none of the Transfer Agent, Continental, the Surviving Corporation, or any party hereto shall be liable to a holder of Continental Shares or Great China Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)   No Further Ownership Rights in Great China Shares. All Continental Shares issued in exchange for shares of Great China Shares transferred and surrendered in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Great China Shares, and there shall be no further registration of transfers on the records of Great China of Great China Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Continental or Great China for any reason, they shall be cancelled and exchanged in accordance with Section 9 of this Plan of Merger.

(i)   Lost. Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Continental Shares in exchange for which the Great China Shares represented by such Certificates were disposed of in accordance with Section 7 of this Plan of Merger and any dividends or distributions payable in accordance with Section 9 of this Plan of Merger; provided, however, that Continental may, in its discretion and as a condition precedent to the issuance of such certificates representing Continental Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Continental, the Surviving

Corporation, or the Transfer Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(j)   Cancellation of Certificates representing Continental Shares after Six Years. At any time after the sixth anniversary of the Closing Date, Continental shall have the right to cause the cancellation of any and all unclaimed certificates representing Continental Shares that were provided to the Transfer Agent under Section 9(b) and in respect of which the holders of Certificates formerly representing Great China Shares have not deposited such Certificates, along with all other documents as provided in Section 9(c), for exchange, without prejudice to the right of such holders thereafter to apply to Continental for the issuance, subject to Continental’s reasonable discretion, of certificates representing Continental Shares and the payment of all dividends or distributions accrued thereon up to the sixth anniversary of the Closing Date, upon surrender of such holders’ Certificates and/or any other documents or assurances as Continental may reasonably require to satisfy itself as to the bona fides of such request.

(k)   Tax and Accounting: Consequences.

(i)   It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt the Merger Agreement and this Plan of Merger as a “plan of reorganization” within the meaning of Sections 1.368 -2(g) and 1.368 -3(a) of the United States Income Tax Regulations.

(ii)   It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

10.   Taking of Necessary Action: Further Action. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Great China, the officers and directors of Great China will take all such lawful and necessary action.

11.   Shareholder and Stockholder Meetings. Great China shall call and hold a shareholders’ meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption and approval of the Merger Agreement and the approval of the Merger. Nothing herein shall prevent Great China from adjourning or postponing the Great China shareholders’ meeting if there are insufficient shares of Great China common stock necessary to conduct business at the meeting of the shareholders. The Board of Directors of Great China shall submit the Merger Agreement and the Merger for shareholder approval pursuant to NRS 92A.120 of the Nevada Statutes. Great China shall use commercially-reasonable efforts to solicit from its shareholders proxies in favour of the adoption and approval of the Merger Agreement and the approval of the Merger and shall take all other commercially-reasonable action necessary or advisable to secure the vote or consent of shareholders required by the Nevada Statutes or other requirements to obtain such approval.

12.   Implementation. The boards of directors and the proper officers of Mergeco and Great China, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

13.   Adoption of Plan of Merger. This Plan of Merger was adopted by resolution of the respective boards of directors of Mergeco and Great China.

14.   Amendment. This Plan of Merger may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the boards of directors of both Mergeco and Great China; provided, however, that the Plan of Merger may not be amended or supplemented after having been approved by the sole shareholder of Mergeco or the shareholders of Great China or except by a vote or consent of shareholders in accordance with applicable law.

15.   Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

CONTINENTAL MERGER INC.

Per:	/s/ Continental Merger Inc.
Authorized Signatory

Per:
Authorized Signatory

GREAT CHINA MINING INC.

Per:	/s/ Great China Mining Inc.
Authorized Signatory